Exhibit (d)(g)(2)
AMENDMENT NO. 1 TO
SUBADVISORY AGREEMENT
     Reference is made to the Subadvisory Agreement made the 1st day of May 2006, as amended via consent to Transfer Portfolio Management Agreement, dated May 1, 2007 (collectively, the “Agreement”) by and among Pacific Life Fund Advisors LLC, a Delaware limited liability company (“Investment Adviser”), Batterymarch Financial Management, Inc., a Maryland corporation (“Subadviser”), and Pacific Select Fund, a Massachusetts business trust (“Trust”). The Agreement is hereby amended to add the provisions set forth below (together the “Amendment”), which is made effective on February 1, 2011 (“Effective Date”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
RECITALS
     WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement; and
     WHEREAS, the parties desire to amend the Agreement upon the following terms and conditions;
     NOW, THEREFORE, in consideration of the renewal of the premises, promises, and mutual covenants, contained in the Agreement and herein, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Agreement is amended as follows:
1.	The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.	All terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers.
Batterymarch Financial Management, Inc.

By:	/s/ Francis X. Tracy

Name:	Francis X. Tracy

Title:	President & Chief Financial Officer

Pacific Select Fund Amendment No. 1 to the Portfolio Management Agreement with Battermarch Financial Management, Inc.
Pacific Life Fund Advisors LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee

Title:	VP, Fund Advisor Operations	Title:	VP & Assistant Secretary

Pacific Select Fund

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee

Name:	Howard T. Hirakawa	Name:	Laurene E. MacElwee

Title:	Vice President	Title:	AVP & Assistant Secretary

Pacific Select Fund Amendment No. 1 to the Portfolio Management Agreement with Batterymarch Financial Management, Inc.
EXHIBIT A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: February 1, 2011
Portfolio: International Small-Cap
     The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Fund according to the following schedule:

Rate (%)	Break Point (assets)
0.70%	on the first $100 million
0.60%	on the next $50 million, plus fees on the first $100 million
0.45%	on assets greater than $150 million, plus fees on the first $150 million
The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.